UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2021

ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55079	27-2343603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 East Liberty, 6th Floor Reno, NV 89501
(Address of principal executive offices)

702-990-3271
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

When used in this Current Report on Form 8-K, unless otherwise indicated, the terms the “Company,” “our,” or “we” refer to Artificial Intelligence Technology Solutions Inc. and its subsidiaries.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Employment Agreement

On April 9, 2021, we entered into an Employment Agreement (the “CEO Employment Agreement”) with the Company’s Chief Executive Officer, Mr. Steven Reinharz, pursuant to which Mr. Reinharz will serve as the Company’s Chief Executive Officer. The term of Mr. Reinharz’s employment under the CEO Employment Agreement (the “Term”) will be for an initial period of three years or such earlier date upon which Mr. Reinharz’s employment may be terminated in accordance with the terms of the CEO Employment Agreement, and will automatically renew for additional one year periods unless either party gives written notice of nonrenewal. The CEO Employment Agreement provides Mr. Reinharz with the following compensation benefits:

•

Annual base salary of $240,000, subject to annual review and adjustment by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company, following the Term;

•	Eligibility to participate in the Company’s existing and future bonus and equity incentive plans and other incentive compensation programs for senior executives of the Company; and

•	Eligibility to participate in all employee benefit and insurance plans sponsored or maintained by the Company for senior executives of the Company.

The foregoing summary of the terms and conditions of the CEO Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the CEO Employment Agreement, which has been filed as Exhibit 10.1 to this Form 8-K, which is incorporated herein by reference. On April 13, 2021, we issued a press release announcing the CEO Employment Agreement. A copy of the press release announcing the CEO Employment Agreement has been filed as Exhibit 99.1 to this Form 8-K, which is incorporated herein by reference.

Unless otherwise indicated, the following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated April 9, 2021 between the Company and Steven Reinharz

99.1	Press Release dated April 13, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2021	ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

/s/ Steven Reinharz
Name: Steven Reinharz
Title: President